UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2016, Republic Airways Holdings Inc. (the "Company," or "we," or "us"), along with Republic Airline Inc. ("Republic") (a wholly-owned subsidiary of the Company), and Embraer S.A. (formerly Embraer - Empresa Brasileira de Aeronautica S.A) and affiliates (collectively, "Embraer," or the "Embraer Parties") entered into a Letter of Intent Regarding Embraer - Republic Global Settlement (the "Global Settlement") to amend certain contractual relationships between the Company and the Embraer Parties. The Global Settlement calls for, among other arrangements, (1) cancellation of remaining firm and option aircraft scheduled in the Amended and Restated Purchase Agreement COM0191-10 (the "Purchase Agreement"), (2) return to Republic of a portion of the predelivery payments made to Embraer under the Purchase Agreement, (3) assumption of our existing heavy maintenance relationship with Embraer in its current form, and (4) an orderly termination of Republic's participation in the E-Jet parts pool agreement.

Under the terms of the Global Settlement, in satisfaction of the Embraer Parties’ claims asserted against the Company and Republic, the Embraer Parties will receive reimbursement for legal fees incurred in connection with our Chapter 11 Bankruptcy proceeding and receive allowed prepetition claims in the aggregate amount of $99.0 million.

In addition, on November 15, 2016, United Airlines, Inc. ("United Airlines") and the Company agreed to Amendment No. 15 (the "Amendment") to the original United Express Agreement dated December 28, 2006 to expand our current E175 operation with United Airlines with the placement of additional E175 aircraft into service. Aircraft deliveries are expected to commence in April 2017 under customary commercial leasing arrangements with United Airlines.

The Company filed both motions in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") seeking approval for the Global Settlement and the Amendment. The motions are scheduled to be heard before the Bankruptcy Court on December 8, 2016. The Global Settlement and the Amendment will become effective following issuance of the respective approval orders by the Bankruptcy Court and satisfaction of the conditions set forth in the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: November 17, 2016